ADMINISTRATIVE AGENCY AGREEMENT

      THIS AGREEMENT is made as of June 22, 2007, 2007 by and among BROWN BROTHERS HARRIMAN & CO., a limited partnership organized under the laws of the State of New York (the "Administrator"), AMERISTOCK ETF TRUST, a Delaware statutory trust duly registered with the U.S. Securities and Exchange Commission (the "Trust") on behalf of a number of separate investment portfolios listed on Schedule A hereto (each a Fund and collectively, the Funds), and AMERISTOCK CORPORATION, a California corporation registered with the Securities and Exchange Commission under the Investment Advisers Act of 1940 (the "Adviser").

                                   WITNESSETH:

      WHEREAS, the Trust is registered with the United States Securities and Exchange Commission as a management investment company under the Investment Company Act of 1940, as amended (the "1940 Act"); and

      WHEREAS, under an Investment Advisory Agreement between the Trust and Adviser, the Adviser serves as the investment adviser for the Funds, and has agreed to pay most operating expenses of the Funds, including custodial expenses; and

      WHEREAS, the Trust and Adviser desire to retain the Administrator to render certain services to the Trust and the Funds and the Administrator is willing to render such services.

      NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, the parties hereto agree as follows:

1. Appointment of Administrator. The Trust and Adviser hereby employ and appoint the Administrator to act as administrative agent on the terms set forth in this Agreement, and the Administrator accepts such appointment.

2. Delivery of Documents. The Trust will on a continuing basis provide the Administrator with:

      2.1 properly certified or authenticated copies of resolutions of the Board of Trustees of the Trust authorizing the appointment of the Administrator as administrative agent of the Trust and each Fund and approving this Agreement;

      2.2 a copy of the Trust's most recent combined registration statement under the Securities Act of 1933 and the Investment Company Act of 1940, as amended;
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      2.3 copies of all agreements between the Trust and its service providers, including without limitation, advisory and distribution agreements;

      2.4 a copy of the Funds' valuation procedures;

      2.5 a copy of the Declaration of Trust dated June 5, 2006, as may be amended from time to time;

      2.6 any other documents or resolutions (including, but not limited to directions or resolutions of the Board of Trustees and/or Audit Committee) which relate to or affect the Administrator's performance of its duties hereunder or which the Administrator may at any time reasonably request; and

      2.7 copies of any and all amendments or supplements to the foregoing.

3. Duties as Administrator. Subject to the supervision and direction of the Trust, the Administrator will perform the administrative services described in Appendix A hereto. Additional services may be provided by the Administrator upon the request of the Trust as mutually agreed from time to time. In performing its duties and obligations hereunder, the Administrator will act in accordance with Trust or an Authorized Person's instructions as defined in Section 5 ("Instructions"). It is agreed and understood that the Administrator shall not be responsible for a Fund's compliance with any applicable documents, laws or regulations, or for losses, costs or expenses arising out of the Fund's failure to comply with said documents, laws or regulations or the Fund's failure or inability to correct any non-compliance therewith. The Administrator shall in no event be required to take any action, which is in contravention of any applicable law, rule or regulation or any order or judgment of any court of competent jurisdiction.

      3.1 Records. The Administrator will maintain and retain such records as required by the Investment Company Act of 1940, as amended and other applicable federal securities laws and created pursuant to the performance of the Administrator's obligations under this Agreement. The Administrator will maintain such other records as requested by the Trust and received by the Administrator. The Administrator shall not be responsible for the accuracy and completeness of any records not created by the Administrator. The Administrator acknowledges that the records maintained and preserved by the Administrator pursuant to this Agreement are the property of the Trust and will be, at the Trust's expense, surrendered promptly upon request. In performing its obligations under this Section, the Administrator may utilize micrographic and electronic storage media as well as independent third party storage facilities.

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4. Duties of the Trust. The Trust shall notify the Administrator promptly of any matter affecting the performance by the Administrator of its services under this Agreement. Where the Administrator is providing fund accounting services pursuant to this Agreement, the Trust or an Authorized Person shall promptly notify the Administrator as to the accrual of liabilities of any Fund and of liabilities of any Fund not appearing on the books of account kept by the Administrator, as well as to the existence, status and proper treatment of reserves, if any, authorized by the Trust or an Authorized Person. Where the Administrator is providing portfolio compliance monitoring services pursuant to this Agreement, the Trust agrees to notify the Administrator in the event the Trust or Authorized Person or any officer, employee or agent of the Trust detects a possible non-compliance of any Fund with its investment restrictions, policies and limitations. The Trust agrees to provide such information to the Administrator as may be requested under the banking and securities laws of the United States or other jurisdictions relating to "Know Your Customer" and money laundering prevention rules and regulations (collectively, the "KYC Requirements"). For purposes of this subsection, and in connection with all applicable KYC Requirements, the Trust and each Fund is the "client" or "customer" of the Administrator. The Trust further represent that it has and will perform, or has taken and will take reasonable steps to cause its agents to perform, all obligations required under applicable KYC Requirements with respect to all "Authorized Purchasers" of the Funds. In its capacity as Administrator, the Administrator is under no such similar obligations with respect to the Authorized Purchasers of the Funds.

5. Instructions.

      5.1 The Administrator shall not be liable for, and shall be indemnified by the Trust out of the assets of the applicable Fund against any and all losses, costs, damages or expenses arising from or as a result of, any action taken or omitted in reliance upon Instructions or upon any other written notice, request, direction, instruction, certificate or other instrument reasonably believed by it to be genuine and signed or authorized by the proper party or parties. A list of persons so authorized by the Board of Trustees ("Authorized Persons") is attached hereto as Appendix B and upon which the Administrator may conclusively rely until its receipt of notification to the contrary by the Trust.

      5.2 Instructions shall include a written request, direction, instruction or certification signed or initialed on behalf of the Funds by one or more Authorized Persons. Authorized Persons may be identified by the Trust by name, title or position and will include at least one officer empowered by the Board of Trustees to name other individuals who are authorized to give Instructions on behalf of the Funds.

      5.3 Telephonic or other oral instructions or instructions given by telefax transmission may be given by any one of the above persons and will also be considered Instructions if the Administrator
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      reasonably believes them to have been given by a person authorized to give such Instructions with respect to the transaction involved.

      5.4 With respect to telefax transmissions, the Trust hereby acknowledges that (i) receipt of legible instructions cannot be assured, (ii) the Administrator cannot verify that authorized signatures on telefax instructions are original, and (iii) the Administrator shall not be responsible for losses or expenses incurred through actions taken in reliance on inaccurately stated, illegible or unauthorized telefax instructions.

      5.5 Instructions given orally will not be confirmed in writing and the lack of such confirmation shall in no way affect any action taken by the Administrator in reliance upon such oral Instructions. The Trust authorizes the Administrator to tape record any and all telephonic or other oral Instructions given to the Administrator by or on behalf of the Fund (including any of the Trust's officers, directors, trustees, employees or agents or any investment manager or adviser or person or entity with similar responsibilities which is authorized to give Instructions on behalf of the Trust to the Administrator.)

6. Expenses and Compensation. For the services to be rendered and the facilities to be furnished by the Administrator as provided for in this Agreement, the Adviser shall pay the Administrator for its services rendered pursuant to this Agreement a fee based on such fee schedule as may from time to time be agreed upon in writing among the Adviser and the Administrator. Additional services performed by the Administrator as requested by the Trust shall be subject to additional fees as mutually agreed from time to time. In addition to any such fees, the Administrator shall bill the Adviser separately for any out-of-pocket disbursements of the Administrator based on an out-of-pocket disbursement schedule as may from time to time be agreed upon in writing among the Trust and the Administrator. The initial fee schedule and out of pocket disbursement schedule are attached as Appendix D-l and D-2 to this Agreement. The foregoing fees and disbursements shall be billed to the Adviser by the Administrator and shall be paid promptly by wire transfer or other appropriate means to the Administrator.

7. Standard of Care. The Administrator shall be held to the exercise of reasonable care and diligence in carrying out the provisions of this Agreement, provided that the Administrator shall not thereby be required to take any action which is in contravention of any applicable law, rule or regulation or any order or judgment of any court of competent jurisdiction.

8. General Limitations on Liability. The Administrator shall incur no liability with respect to any telecommunications, equipment or power failures except to the extent any loss or damage to a Fund was
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caused by Administator's failure to take commercially reasonable steps to minimize the amount of loss or damage sustained by the Fund as a result of such telecommunications, equipment or power failure. The Administrator shall incur no liability with respect to or any failures to perform or delays in performance by postal or courier services or third-party information providers (including, without limitation those listed on Appendix C), provided that any decision of Administrator to use such postal or courier service or third-party information provider was reasonable under the circumstances.

      8.1 The Administrator shall also incur no liability under this Agreement if the Administrator or any agent or entity utilized by the Administrator shall be prevented, forbidden or delayed from performing, or omits to perform, any act or thing which this Agreement provides shall be performed or omitted to be performed, by reason of causes or events beyond its control, including but not limited to:

                  8.1.1 any Sovereign Event. A "Sovereign Event" shall mean any nationalization; expropriation; devaluation; revaluation; confiscation; seizure; cancellation; destruction; strike; act of war, terrorism, insurrection or revolution; or any other act or event beyond the Administrator's control;

                  8.1.2 any provision of any present or future law, regulation or order of the United States or any state thereof, or of any foreign country or political subdivision thereof, or of any securities depository or clearing agency; and

                  8.1.3 any provision of any order or judgment of any court of competent jurisdiction

      except to the extent any loss or damage to a Fund was caused by Administrator's failure to take commercially reasonable steps to minimize the amount of loss or damage sustained by the Fund as a result of such causes of events.

      8.2 The Administrator shall not be held accountable or liable for any losses, damages or expenses the Trust or a Fund or any shareholder or former shareholder of the Fund or any other person may suffer or incur arising from acts, omissions, errors or delays of the Administrator in the performance of its obligations and duties as provided in Section 3 hereof, including without limitation any error of judgment or mistake of law, except a damage, loss or expense directly resulting from the Administrator's willful malfeasance, bad faith or negligence in the performance of such Administrator's obligations and duties.

      8.3 In no event and under no circumstances shall the Administrator be held liable for consequential or indirect damages, loss of profits, damage to reputation or business or any other
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      special or punitive damages arising under or by reason of any provision of this Agreement or for any act or omissions hereunder, even if the Administrator has been advised of the possibility of such damages or losses.

9. Specific Limitations on Liability. In addition to, and without limiting the application of the general limitations on liability contained in
      Section 8, above, the following specific limitations on the Administrator's liability shall apply to the particular administrative services set forth on Appendix A hereto.

      9.1 Portfolio Compliance Monitoring. The compliance monitoring of the investments of the Trust and/or each Fund with respect to investment restrictions and policies is subject to parameters that may vary over time and which may be beyond the control or knowledge of the Administrator. Consequently, the results of the monitoring as notified by the Administrator to the Trust or its duly appointed agent are to be considered merely as an indication of possible non-compliance with the investment restrictions and policies of the Trust or Funds rather than an affirmative statement as to non-compliance with the investment restrictions and policies. Moreover, the Administrator may not detect a breach and consequently might not notify the Trust thereof if information or data in its possession are inaccurate, incomplete or ambiguous. The Trust shall remain responsible for ensuring compliance of the investments of the Trust and Funds with their investment restrictions and policies and the services provided by the Administrator in monitoring investment restrictions and policies shall not be deemed to be a delegation of the Trust's responsibility to the Administrator.

      9.2 Liability for Fund Accounting Services. Without limiting the provisions in Section 8 hereof, the Administrator's liability for acts, omissions, errors or delays relating to its fund accounting obligations and duties shall be limited to the amount of any expenses associated with a required recalculation of net asset value per unit ("NAV") or any direct damages suffered by shareholders in connection with such recalculation. The Administrator's liability or accountability for such acts, omissions, errors or delays shall be further subject to clauses 9.2.1 through 9.2.4 below.

                  9.2.1 The parties hereto acknowledge that the Administrator's causing an error or delay in the determination of NAV may, but does not in and of itself, constitute negligence or reckless or willful misconduct. The parties further acknowledge that in accordance with industry practice the liability of the Administrator for fund accounting services shall accrue and the recalculation of NAV shall be performed in accordance with this Section 9.1 only with regard to errors in the calculation of the NAV that are (i) greater than or equal to $.01 per unit of the Fund or (ii) greater than or equal to 1/2% of the total net assets of the Fund.
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                  9.2.2 In no event shall the Administrator be liable or
            responsible to the Trust or any present or former shareholder of a Fund, or any other person for any error or delay that continued or was undetected after the date of an audit performed by the certified public accountants employed by or on behalf of the Fund if, in the exercise of reasonable care in accordance with generally accepted accounting standards, such accountants should have become aware of such error or delay in the course of performing such audit.

                  9.2.3 The Administrator shall not be held accountable or
            liable to the Trust, any shareholder or former shareholder of a Fund, or any other person for any delays or losses, damages or expenses any of them may suffer or incur resulting from (i) the Administrator's usage of a third party service provider for the purpose of storing records delivered to the Administrator by or on behalf of the Fund and which the Administrator did not create in the performance of its obligations hereunder, provided that such usage of a third party by the Administrator was reasonable under the circumstances; (ii) the Administrator's failure to receive timely and suitable notification concerning quotations or corporate actions relating to or affecting portfolio securities of the Fund; or (iii) any errors in the computation of NAV based upon or arising out of quotations or information as to corporate actions if received by the Administrator either (a) from a source which the Administrator was authorized to rely upon (including those sources listed on Appendix
            C), or (b) from a source which in the Administrator's reasonable judgment was as reliable a source for such quotations or information as such authorized sources; or (iv) any errors in the computation of NAV as a result of relevant information known to the Trust or any of the Funds' other service providers which would impact the calculation of NAV, but was not communicated to the Administrator. For purposes of clause (ii) above, receipt by the Administrator in its capacity as custodian of Fund assets shall constitute receipt by the Administrator. To the extent that Fund assets are not in the custody of the Administrator, the Administrator may conclusively rely on any reporting in connection with such assets provided to the Administrator by a third party on behalf of the Fund.

                  9.2.4 In the event of any error or delay in the determination of such NAV for which the Administrator may be liable, the Trust and the Administrator will consult and make good faith efforts to reach agreement on what actions should be taken in order to mitigate any loss suffered by a Fund or its present or former shareholders, in order that the Administrator's exposure to liability shall be reduced to the extent possible after taking into account all relevant factors and alternatives. It is understood that in attempting to reach agreement on the actions to be taken or the amount of the loss which should appropriately be borne by the

            Administrator, the Trust and the Administrator will consider such relevant factors as the amount of the loss involved, the Trust's desire to avoid loss of shareholder goodwill, the fact that other persons or entities could have been reasonably expected to have detected the error sooner than the time it was actually discovered, the appropriateness of limiting or eliminating the benefit which unitholders or former unitholders might have obtained by reason of the error, and the possibility that other parties providing services to the Fund might be induced to absorb a portion of the loss incurred.

10. Indemnification.

      10.1 The Trust and Adviser hereby agree to indemnify and hold harmless the Administrator, its partners, stockholders, members, directors, officers and employees and any subsidiary or affiliate of the foregoing ("Affiliate"), and the successors and assigns of all of the foregoing persons, against any and all losses, claims, damages, liabilities or expenses (including reasonable counsel fees and expenses) resulting from any act, omission, error or delay or any claim, demand, action or suit, in connection with or arising out of performance of its obligations and duties under this Agreement, not resulting from the willful malfeasance, bad faith or negligence of the Administrator in the performance of such obligations and duties. The provisions of this Section 10 shall survive the termination of this Agreement.

            10.1.1 If any action, suit or proceeding (each, a "Proceeding") is brought against the Administrator or any such person in respect of which indemnity may be sought against the Trust or Adviser pursuant to the foregoing paragraph, the Administrator or such person shall promptly notify the Trust and Adviser in writing of the institution of such Proceeding and the Trust and/or Adviser may elect to assume the defense of such Proceeding, including the employment of counsel reasonably satisfactory to such indemnified party and payment of all fees and expenses; provided, however, that the omission to so notify the Trust and Adviser shall not relieve the Trust or Adviser from any liability which they may have to the Administrator or any such person except to the extent that it has been materially prejudiced by such failure and has not otherwise learned of such Proceeding. The Administrator or such person shall have the right to employ its or their own counsel in any such case, but the fees and expenses of such counsel shall be at the expense of the Administrator or of such person unless the employment of such counsel shall have been authorized in writing by the Trust or Adviser in connection with the defense of such Proceeding or the Trust or Adviser shall not have, within a reasonable period of time in light of the circumstances, employed counsel to have charge of the defense of such Proceeding or such indemnified party or parties shall have reasonably concluded that there may be defenses available to it or them which are different from, additional to or in conflict with those available to the Trust and Adviser (in which case neither the Trust nor the Adviser shall have the right to direct the defense of such Proceeding on behalf of the indemnified party or parties), in any of which events such fees and expenses shall be borne by the Trust or Adviser and paid as incurred (it being understood, however, that the neither the Trust nor Adviser shall be liable for the expenses of more than one separate counsel (in addition to any local counsel) in any one Proceeding or series of related Proceedings in the same jurisdiction representing the indemnified parties who are parties to such Proceeding).

            10.1.2 Neither the Trust nor the Adviser shall be liable for any settlement of any Proceeding effected without either the Trust's or the Adviser's written consent but if settled with the Trust's or Adviser's written consent, the Trust and Adviser agree to indemnify and hold harmless the Administrator and any such person from and against any loss or liability by reason of such settlement. Notwithstanding the foregoing sentence, if at any time an indemnified party shall have requested an indemnifying party to reimburse the indemnified party for fees and expenses of counsel as contemplated by the second sentence of paragraph 10.1.1, then the indemnifying parties agree that they shall be liable for any settlement of any Proceeding effected without their written consent if (i) such settlement is entered into more than 60 Business Days after receipt by such indemnifying parties of the aforesaid request, (ii) such indemnifying parties shall not have fully reimbursed the indemnified party in accordance with such request prior to the date of such settlement and (iii) such indemnified party shall have given the indemnifying parties at least 30 Business Days' prior notice of its intention to settle. No indemnifying party shall, without the prior written consent of the indemnified party, effect any settlement of any pending or threatened Proceeding in respect of which any indemnified party is or could have been a party and indemnity could have been sought hereunder by such indemnified party, unless such settlement includes an unconditional release of such indemnified party from all liability on claims that are the subject matter of such Proceeding and does not include an admission of fault, culpability or a failure to act, by or on behalf of such indemnified party.

      10.2 Subject to Sections 7, 8 and 9 of this Agreement, the Administrator agrees to indemnify and hold harmless the Trust, a particular Fund, and the Adviser, their partners, stockholders, members, directors, trustees, officers and employees and any Affiliate of the foregoing, and the successors and assigns of all of the foregoing persons, against any and all losses, claims, damages, liabilities or expenses (including reasonable counsel fees and expenses) resulting from any act, omission, error or delay or any claim, demand, action or suit, in connection with or arising out of performance of its obligations and duties under this Agreement, resulting from the willful malfeasance, bad faith or negligence of the Administrator in the performance of such obligations and duties. The provisions of this Section 10 shall survive the termination of this Agreement.

            10.2.1 If any Proceeding is brought against the Trust or Adviser or any such person in respect of which indemnity may be sought against the Administrator pursuant to the foregoing paragraph, the Trust, Adviser or such person shall promptly notify the Administrator in writing of the institution of such
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Proceeding and the Administrator may elect to assume the defense of such
Proceeding, including the employment of counsel reasonably satisfactory to such indemnified party and payment of all fees and expenses; provided, however, that the omission to so notify the Administrator shall not relieve the Administrator from any liability which they may have to the Trust, Adviser or any such person except to the extent that it has been materially prejudiced by such failure and has not otherwise learned of such Proceeding. The Trust, Adviser or such person shall have the right to employ its or their own counsel in any such case, but the fees and expenses of such counsel shall be at the expense of the Trust, Adviser or of such person unless the employment of such counsel shall have been authorized in writing by the Administrator in connection with the defense of such Proceeding or the Administrator shall not have, within a reasonable period of time in light of the circumstances, employed counsel to have charge of the defense of such Proceeding or such indemnified party or parties shall have reasonably concluded that there may be defenses available to it or them which are different from, additional to or in conflict with those available to the Administrator (in which case the Trust or Adviser shall not have the right to direct the defense of such Proceeding on behalf of the indemnified party or parties), in any of which events such fees and expenses shall be borne by the Administrator and paid as incurred (it being understood, however, that the Administrator shall not be liable for the expenses of more than one separate counsel (in addition to any local counsel) in any one Proceeding or series of related Proceedings in the same jurisdiction representing the indemnified parties who are parties to such Proceeding).

            10.2.2 The Administrator shall not be liable for any settlement of any Proceeding effected without the Administrator's written consent but if settled with the Administrator's written consent, the Administrator agrees to indemnify and hold harmless the Trust, Adviser and any such person from and against any loss or liability by reason of such settlement. Notwithstanding the foregoing sentence, if at any time an indemnified party shall have requested an indemnifying party to reimburse the indemnified party for fees and expenses of counsel as contemplated by the second sentence of paragraph 10.2.1, then the indemnifying party agrees that it shall be liable for any settlement of any Proceeding effected without its written consent if (i) such settlement is entered into more than 60 Business Days after receipt by such indemnifying party of the aforesaid request, (ii) such indemnifying party shall not have fully reimbursed the indemnified party in accordance with such request prior to the date of such settlement and (iii) such indemnified party shall have given the indemnifying party at least 30 Business Days' prior notice of its intention to settle. No indemnifying party shall, without the prior written consent of the indemnified party, effect any settlement of any pending or threatened Proceeding in respect of which any indemnified party is or could have been a party and indemnity could have been sought hereunder by such indemnified party, unless such settlement includes an unconditional release of such indemnified party from all liability on claims that
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are the subject matter of such Proceeding and does not include an admission of fault, culpability or a failure to act, by or on behalf of such indemnified party.

11. Reliance by the Administrator on Opinions of Counsel and Opinions of Certified Public Accountants.

      The Administrator may consult with counsel regularly retained by the Administrator in respect of such matters or the Trust's counsel in any case where so doing appears to the Administrator to be necessary or desirable. The Administrator shall not be considered to have engaged in any misconduct or to have acted negligently and shall be without liability in acting upon the advice of such counsel.

      The Administrator may consult with a certified public accountant retained by the Administrator in respect of such matters or the Fund's Treasurer (or persons performing such function) in any case where so doing appears to the Administrator to be necessary or desirable. The Administrator shall not be considered to have engaged in any misconduct or to have acted negligently and shall be without liability in acting upon the advice of such certified public accountant or of the Fund's Treasurer or persons performing such function.

12. Termination of Agreement. This Agreement may be terminated by either party in accordance with the provisions of this Section 12.

      12.1 This Agreement shall have an initial term of two (2) years from the date hereof. Thereafter, this Agreement shall automatically renew for successive one (1) year periods unless any party terminates this Agreement by written notice effective no sooner than seventy-five (75) days following the date that notice to such effect shall be delivered to the other parties at the addresses set forth herein. Notwithstanding the foregoing provisions, the Fund or the Adviser (together, the "Fund Parties") or the Administrator may terminate this Agreement at any time
      (a) for cause, which is a material breach of the Agreement not cured within sixty (60) days, in which case termination shall be effective upon written receipt of notice by the breaching party, (b) upon thirty (30) days written notice by the Administrator to the Fund Parties in the event that a Fund Party is adjudged bankrupt or insolvent, or there shall be commenced against such Fund Party a case under any applicable bankruptcy, insolvency, or other similar law now or hereafter in effect, or (c) upon thirty (30) days written notice by a Fund Party to the Administrator in the event that the Administrator is adjudged bankrupt or insolvent, or there shall be commenced against the Administrator a case under any applicable bankruptcy, insolvency, or other similar law now or hereafter in effect. The Administrator shall be responsible for completing all actions in progress when such termination notice is given unless otherwise agreed.

      12.2. Upon termination of the Agreement in accordance with this Section 12, the Trust may request the Administrator to promptly deliver to the Trust or to any designated third party all records created and maintained by the Administrator pursuant to Section 3.1 of this Agreement, as well as any Fund records maintained but not created by the Administrator. If such request is provided in writing by the Trust to the Administrator within seventy-five (75) days of the date of termination of the Agreement, the Administrator shall provide to the Trust a certification that all records created by the Administrator pursuant to its obligations under Section 3.1 of this Agreement are accurate and complete. After seventy-five (75) days of the date of termination of this Agreement, no such certification will be provided to the Trust by the Administrator and the Administrator is under no further obligation to ensure that records created by the Administrator pursuant to Section 3.1 of this Agreement are maintained in a form that is accurate or complete.

13. Confidentiality and Privacy.

      13.1 The parties hereto agree that each shall treat confidentially the terms and conditions of this Agreement and all information provided by each party to the other regarding its business and operations. All confidential information provided by a party hereto shall be used by any other party hereto solely for the purpose of rendering or obtaining services pursuant to this Agreement and, except as may be required in carrying out this Agreement, shall not be disclosed to any third party without the prior consent of such providing party. The foregoing shall not be applicable to any information that is publicly available when provided or thereafter becomes publicly available other than through a breach of this Agreement, or that is required to be disclosed by or to any Regulatory Authority, any auditor of the parties hereto, or by judicial or administrative process or otherwise by Applicable Law.

      13.2 In the course of carrying out its obligations under this Agreement, Administrator shall maintain physical, procedural and electronic safeguards to protect information regarding the Funds and their investors that Administrator has obtained or to which the Administrator has gained access.

14. Tape-recording. The parties consent to recording of any and all telephonic or other oral instructions. This authorization will remain in effect until and unless revoked by the Trust or the Administrator in writing. The parties further agree to solicit valid written or other consent from any of its employees, officers, directors or agents with respect to telephone communications to the extent such consent is required by applicable law.

15. Procedures. Procedures applicable to the Administrator services to be performed hereunder may be established from time to time by agreement between the Trust and the Administrator. The Administrator shall
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have the right to utilize any shareholder accounting and recordkeeping systems that, in its reasonable opinion, enables it to perform properly any services to be performed hereunder.

16. Entire Agreement; Amendment. This Agreement constitutes the entire understanding and agreement of the parties hereto and supersedes any other oral or written agreements heretofore in effect between the parties with respect to the subject matter hereof. No provision of this Agreement may be amended or terminated except by a statement in writing signed by the party against which enforcement of the amendment or termination is sought.

17. Severability. In the event any provision of this Agreement is determined to be void or unenforceable, such determination shall not affect the remainder of this Agreement, which shall continue to be in force.

18. Headings. The section headings in this Agreement are for the convenience of reference only and shall not modify, define, expand or limit any of the terms or provisions thereof.

19. Governing Law. This Agreement shall be governed by and construed according to the laws of the State of New York without giving effect to conflicts of law provisions thereof and each of the parties hereto irrevocably consents to the exclusive jurisdiction of the United States District Court for the Southern District of New York or if that court lacks or declines to exercise subject matter jurisdiction, the Supreme Court of the State of New York, New York County. The Trust irrevocably waives any objection each may now or hereafter have to the laying of venue of any action or proceeding in any of the aforesaid courts and any claim that any such action or proceeding has been brought in an inconvenient forum. Furthermore, each party hereto irrevocably waives any right that it may have to trial by jury in any action, proceeding or counterclaim arising out of or related to this Agreement or the services contemplated hereby.

20. Notices. Notices and other writings delivered or mailed postage prepaid to the Trust or Adviser shall be addressed to the Trust/Adviser c/o Nicholas D. Gerber at 1320 Harbor Bay Parkway, Suite 145, Alameda, CA 94502, or such other address as the Trust or Adviser may have designated to the Administrator in writing, or to the Administrator at 40 Water Street, Boston, MA 02109,
Attention: Manager, Fund Administration Department, or to such other address as the Administrator may have designated to the Trust and Adviser in writing, shall be deemed to have been properly delivered or given hereunder to the respective addressee.

21. Binding Effect; Assignment This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, provided that no party hereto may assign this Agreement or any of its rights or obligations hereunder without the written consent of the other parties. Each party agrees that only the parties to this Agreement and/or their successors in interest shall have a right to enforce the terms of this Agreement. Accordingly, no shareholder of a Fund or other third party shall have any rights under this Agreement and such rights are explicitly disclaimed by the parties.

22. Counterparts. This Agreement may be executed in any number of counterparts each of which shall be deemed to be an original. This Agreement shall become effective when one or more counterparts have been signed and delivered by each of the parties. A photocopy or telefax of the Agreement shall be acceptable evidence of the existence of the Agreement and the Administrator shall be protected in relying on the photocopy or telefax until the Administrator has received the original of the Agreement.

23. Exclusivity. The services furnished by the Administrator hereunder are not to be deemed exclusive, and the Administrator shall be free to furnish similar services to others.

24. Authorization. Each party hereby represents and warrants that it has authorized the execution and delivery of this Agreement and that authorized persons of such party have signed this Agreement, Appendices A, B and C and the fee schedule hereto.

      IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their duly authorized officers as of the date first written above.

The undersigned acknowledges that (I/we) have received a copy of this document.


BROWN BROTHERS HARRIMAN & CO.


By: /s/ James R. Kent
    -----------------------------------
    Name:  James R. Kent
    Title: Managing Director
    Date:  June 22, 2007



AMERISTOCK ETF TRUST


By: /s/ Howard Mah
    -----------------------------------
    Name:  Howard Mah
    Title: Secretary & Chief Compliance Officer
    Date:  June 22, 2007



AMERISTOCK CORPORATION


By: /s/ Howard Mah
    -----------------------------------
    Name:  Howard Mah
    Title: Director
    Date:  June 22, 2007

                                   APPENDIX A
                       TO ADMINISTRATIVE AGENCY AGREEMENT

                            Dated as of June 22, 2007

Fund Accounting Services

The Administrator will provide the following fund accounting services to each Fund each day that the New York Stock Exchange ("NYSE") is open for business (each a "Business Day"): transaction processing and review, custodial reconciliation, securities pricing and investment accounting.

Transaction Processing and Review. The Administrator shall input and reconcile the Fund's investment activity including with respect to:

      o     Investment taxlots

      o     Income

      o     Dividends

      o     Principal paydowns

      o     Capital activity

      o     Expense accruals

      o     Cash activity

      o     Corporate Reorganizations

Custodial Reconciliation. The Administrator shall reconcile the following positions of the Fund against the records of the Custodian:

      o     Holdings of securities and other financial instruments

      o Cash including cash transfers, fees assessed and other investment related cash transactions

      o     Trade settlements

Securities Pricing. The Administrator shall update each security position of each Fund as to the following:

      o Market prices obtained from approved sources including those listed on Appendix C or Fair Valuations obtained from an Authorized Person of the Fund

      o Mark to market of non-base receivables/payables utilizing approved foreign exchange quotations as quoted in Appendix C

      o Mark to market of non-base currency positions utilizing the approved sources quoted in Appendix C or Fair Valuations obtained from an Authorized Person of the Fund

Investment Accounting. The Administrator shall provide the following investment accounting services to each Fund:

      o     Amortization/accretion at the individual tax lot level

      o     General ledger entries

      o     Book value calculations

      o     Trade Date + 1 accounting

      o Calculation of Net Asset Value Per Unit ("NAV") as of the close of regular trading in the U.S. Government securities markets (normally 3:00 p.m. Eastern time)

Portfolio Compliance Monitoring Services

The Administrator shall perform the following compliance monitoring services with respect to the investments of each Fund on each Business Day unless otherwise specified ("Compliance Monitoring Services"):

      o Trade date plus one monitoring of each Fund's investments with respect to the investment restrictions, policies and limitations as described in the current prospectus and statement of additional information, which shall be provided to the Administrator by the Trust, and agreed to by the Administrator and the Trust

            o Monitoring of policies, restrictions and limitations with respect to certain derivative investments is performed monthly (or as requested)

      o Trade date plus one monitoring of each Fund's investments with respect to the 1940 Act requirements and rules thereunder (including Rule 2a-7 if applicable) and applicable Internal Revenue Code rules and regulations

            o     Rule 17g-l monitoring shall be performed monthly as requested

            o Qualifying income monitoring with respect to Subchapter M compliance shall be performed monthly

      o Trade date plus one monitoring of other fund investment restrictions, policies and limitations at such times as may be agreed in writing by the Trust and Administrator

      o The Administrator shall notify the Trust's Chief Compliance Officer ("CCO") or such other Authorized Person as may be agreed to by the Trust in the event and at such times as the Administrator detects possible non-compliance with a Fund's investment restrictions, policies and limitations ("Daily Exception Reporting")

      o Provide the Trust's CCO or such other Authorized Person as may be agreed to by the Fund a monthly report summarizing the results of the Fund Compliance Monitoring Services ("Monthly Summary Reporting")

      o Provide the Trust's Board of Trustees a quarterly report summarizing the results of the Fund Compliance Monitoring Services ("Quarterly Board Summary Reporting")

      o Assist the Fund in producing quarterly brokerage-related reports for the Trust's Board of Trustees as requested by the Trust and agreed to by the Administrator

The Administrator shall perform the following additional compliance monitoring services with respect to each Fund once each Business Day:

      o Provide the Trust's CCO or such other Authorized Person as may be agreed to by the Trust a daily portfolio compliance summary report ("Daily Summary Reporting")

Financial Reporting Services

      o     The Administrator shall accumulate information for and prepare

            o Within a 60-day production cycle, [one] annual and [one] semi-annual shareholder report for each Fund per fiscal year, such preparation includes the coordination of all printer and author edits, the review of printer drafts, the coordination of the audit of the Fund by its independent public auditor (e.g. manage open items lists, host weekly audit meeting, etc.), and the coordination of the mailing of the reports

            o     [one] annual report and [one] semi-annual report on Form N-SAR

            o [one] first fiscal quarter report and [one] third fiscal quarter report on Form N-Q

            o     [one] annual report and [one] semi-annual report on Form N-CSR

            o     [one] annual Rule 24f-2 Notice

      o Upon acceptance of each above-mentioned report by the Fund's Treasurer and/or Chief Financial Officer, the Administrator shall edgarize and file such reports as required, including any applicable executed officer certifications or other exhibits

The Administrator shall provide the following additional services as requested by the Trust:

      o Quarterly calculation and reporting of each Fund's portfolio turnover

      o Preparation of a Monthly and/or Quarterly "Survey" for each survey company identified by the Fund

      o Preparation of the following quarterly reports for the Trust's Board of Trustees (in BBH Reporting Format or such other format as agreed to between the Administrator and the Fund): Summary Schedule of Investments and Net Asset Roll Forward

      o Preparation of the following additional quarterly reports for the Trust's Board of Trustees/Directors (in BBH Reporting Format or such other format as agreed to between the Administrator and the Fund):
            Statements of Assets and Liabilities, Statements of Operations, Statements of Changes in Net Assets, Financial Highlights, Schedules of Investments, Top Five Industry, Country and Holdings Reports and Sector, Industry and Bond Rating Analyses

      o Publish on an ongoing basis through AMEX and/or the Trust's website the list of securities to be received in connection with the Funds' sale of Creation Units, the list of securities to be provided in connection with the Funds' redemption of Creation Units, the daily net asset value of each Fund, appropriate performance data for the Funds, and such other information as may be agreed upon between the Trust and Administrator from time to time

Assistant Treasurer Services

The Administrator shall perform the following services as requested by the Fund's Treasurer (or person performing such function):

      o Prepare and obtain authorization of Fund expense invoices on a bi-monthly basis

      o Prepare the Fund's quarterly budget and make recommendations for adjustments as appropriate

      o     Prepare a monthly expense pro forma for the Fund

      o Provide an "Assistant Treasurer" who may be approved as an officer of the Trust by the Board of Trustees

      o Provide consultative services with respect to financial matters of the Fund as may be requested and agreed to by the Fund and Administrator from time to time

The Administrator shall perform the following additional services as requested by the Fund's Treasurer:

      o     Prepare Form 1099 reporting for Fund's independent Trustees

      o Prepare budgets and expense pro formas for new series, Funds or classes and/or with respect to mergers, acquisitions and restructurings, as may be requested and agreed to between the Trust and Administrator

Tax Support Services

The Administrator shall provide the following tax support services to the Fund:

      o     Prepare fiscal year end and excise tax distribution calculations;

      o Calculate and prepare monthly, quarterly and annual income distributions as described in each Fund's prospectus

      o Calculate and repare annual capital gain distribution(s) including spillback amounts as required

      o     Prepare tax-related ROCSOP entries for fund accounting purposes

      o Review required tax disclosures (such as tax cost, long term capital gain and tax exempt designation, foreign tax credits, dividend received deductions and qualified dividend income pass throughs) in the Fund's financial statements

      o Prepare and file federal, state and local (if any) income tax returns, including tax return extension requests

      o     Prepare shareholder year-end tax information

      o Calculate the amounts and characterizations of distributions declared during the calendar year for Form 1099/DIV reporting

      o Consult with the Fund's Authorized Persons regarding potential passive foreign investment companies ("PFICs")

      o Prepare wash sales calculations and other differences required for tax purposes

      o Consult with the Fund's Authorized Persons on various tax issues as requested and with the Fund's independent public accountant when appropriate

      o     Provide tax research as requested

The Administrator shall provide the following additional tax support services to the Fund:

      o Prepare and maintain tax accruals for convertible preferred stock investments

      o     Prepare available tax equalization schedules

Corporate Secretarial Services

The Administrator shall perform the following secretarial services:

      o Monitor good standing of the Fund in its state of organization as may be required

      o Provide an "Assistant Secretary" who may be approved as an officer of the Trust by the Board of Trustees

      o     Maintain calendar for Board matters/approvals

      o Prepare quarterly Board and Audit Committee meeting materials, including notices, scripts, agendas, resolutions, memoranda, minutes, and mail to Board of Trustees and such other persons as instructed by the Trust

      o Attend quarterly Board and Audit Committee meetings, take minutes of the meetings, make presentations as required and follow up on matters raised at the meetings

      o In accordance with Rule 31a-2 under the 1940 Act, maintain those records received or created by the Administrator, which are required to be maintained by Rule 3la-1(b)(4) under the 1940 Act

Regulatory Support Services

The Administrator shall perform the following regulatory services for the Fund:

      o     Maintain calendar for all regulatory matters

      o Prepare one annual update to the Fund's registration statement and file the same with the SEC (includes coordination of the update with Fund personnel, Fund counsel and independent auditors)

      o Prepare up to four supplements ("Stickers") to the Fund's registration statement per calendar year

      o Coordinate the printing and mailing of prospectuses and supplements provided that the printing and mailing services will be performed by a third party selected and paid for by the Fund

      o     File the fidelity bond with the SEC

      o Assist the Fund in preparing one annual Form N-PX filing per calendar year and file the same with the SEC

      o Review and comment on any portions of the annual and semi-annual shareholder reports not prepared by Administrator pursuant to this Appendix (see Financial Reporting Services above)

      o Assist in monitoring regulatory proposals and changes that may affect the Fund

The Administrator shall perform the following additional regulatory services for the Fund:

      o In the event a shareholder meeting is called for the Fund, file proxy materials with the SEC, coordinate the printing and mailing of such materials, coordinate with the Fund's solicitor in monitoring the shareholder vote solicitation and tabulation

      o Prepare "off cycle" amendments to the Fund's registration statement, including those for new series, Portfolios or classes, changes in advisory relationships, mergers and restructurings, as may be requested and agreed to between the Fund and Administrator

      o Review and comment on advertising and sales literature as requested by the Fund

"Blue Sky" Support Services

If state filings are necessary, the Administrator shall select and monitor an independent third party service provider to provide for reasonable and necessary services for compliance with the securities regulations of the fifty states of the United States ("Blue Sky Compliance") on such terms as the Fund shall direct, or in the absence of such direction, as the Administrator shall reasonably deem appropriate, provided, however, that such arrangement shall require that such service provider act with reasonable care in discharging its duties. The Administrator shall deliver to the Fund, or cause to be delivered to the Fund, regular reports and notices with respect to Blue Sky Compliance and shall be responsible to use reasonable care to enforce the terms of its agreement with the service provider on the Fund's behalf. The Fund shall be responsible for providing copies of each Portfolio's current prospectus and other relevant documents and information relating to the Fund as may be reasonably required for Blue Sky Compliance.

Transfer Agency Services

The Administrator shall perform the following transfer agency services:

I. Issuance and Redemption of Fund Units. It is agreed and understood that each Fund, and the Administrator on each Fund's behalf, shall issue and redeem Units of each Fund in blocks of 100,000 Units

("Creation Baskets" and "Redemption Baskets," respectively) to and from such persons as are identified by the Fund as "Authorized Purchasers" or "Authorized Participants."

      A. Pursuant to such purchase orders that the Administrator as the Index Receipt Agent shall receive from the ALPS Distributors, Inc. ("Distributor") and pursuant to the procedures set forth in the Authorized Purchaser Agreement with respect to the Trust, Administrator shall transfer appropriate trade instructions to the Fund's custodian, Brown Brothers Harriman & Co. ("Custodian") and pursuant to such orders register the appropriate number of book entry only Fund Units in the name of The Depository Trust Company ("DTC") or its nominee as a unitholder (each a "Unitholder") of the Fund.

      B. Pursuant to such redemption orders that Index Receipt Agent shall receive from the Marketing Agent, pursuant to the procedures set forth in the Authorized Purchaser Agreement entered into by the Fund, Administrator shall transfer appropriate trade instructions to the Custodian and, pursuant to such orders, redeem the appropriate number of Fund Units that are delivered to the designated DTC Participant Account of the Custodian for redemption and debit such Units from the account of the Unitholder on the register of the Fund.

      C. On behalf of the Fund, Administrator shall issue Fund Units in Creation Baskets for settlement with purchasers through DTC as the purchaser is authorized to receive. Beneficial ownership of Fund Units shall be shown on the records of DTC and DTC Participants and not on any records maintained by the Administrator. In issuing Fund Units through DTC to an Authorized Purchaser, Administrator shall be entitled to rely upon the latest Instructions that are received from the Distributor by the Administrator as Index Receipt Agent concerning the issuance and delivery of such Units for settlement.

      D. Administrator shall not issue on behalf of a Fund any Fund Units where it has received an Instruction from the Trust or an Authorized Person or Distributor or written notification from any federal or state authority that the sale of the Fund Units has been suspended or discontinued, and Administrator shall be entitled to rely upon such Instructions or written notification.

      E. Upon the issuance of Fund Units as provided herein, Administrator shall not be responsible for the payment of any original issue or other taxes, if any, required to be paid by the Fund, the Trust or the Authorized Purchaser in connection with such issuance.

      F. Fund Units may be redeemed in accordance with the procedures set forth in the relevant Authorized Purchaser Agreement and Administrator shall duly process all redemption requests.

      G. Administrator will act only upon Instruction from the Trust or an Authorized Person in addressing any failure in the delivery of cash, treasuries and/or Shares in connection with the issuance and redemption of Fund Units.

II.   Payment of Dividends and Distributions on Fund Units.

      A. As instructed by the Trust, the Administrator shall prepare and make payments for dividends and distributions declared by the Trust.

      B. The Trust shall promptly after the declaration of any dividend or distribution furnish to the Administrator a statement signed by an Authorized Person: (i) indicating that dividends have been declared on a specific periodic basis and Instructions for determining the date of the declaration of such dividend or distribution, the date of payment thereof, the record date as of which unitholders shall be entitled to payment, the total amount payable to the unitholders and the total amount payable to Administrator as transfer agent on the payment date; or (ii) setting forth the date of the declaration of any dividend or distribution, the date of payment thereof, the record date as of which the unitholders are entitled to payment, and the amount payable per unit to each unitholder as of that date and the total amount payable to Administrator as transfer agent on the payment date.

      C. When dividends or distributions have been declared on a specific periodic basis, the Administrator shall calculate the total dollar amount of the dividend or distribution and notify the Trust of this amount. When instructed by the Trust, the Administrator shall direct the Custodian to place in a separate cash account maintained by the Administrator funds equal to the total cash amount of the dividend or distribution to be paid out. Should the Custodian determine that it does not have sufficient cash in the Custody Account to pay the total amount of the dividend or distribution to the Administrator, the Administrator shall advise the Trust and/or the Trust shall either adjust the rate of the dividend or distribution or provide additional cash directly to the Custodian for credit to the separate cash account maintained by the Custodian. When instructed by the Trust, the Administrator shall direct the Custodian to make payment of such dividend or distribution to the account of each unitholder.

      D. Should the Administrator or the Custodian not receive from the Fund sufficient cash to make payment as provided in the immediately preceding Subsection, the Administrator shall notify the Trust, and the Administrator shall withhold payment to the unitholders until sufficient cash is provided to the Custodian and the Administrator shall not be liable for any claim arising out of such withholding.

III.  Recordkeeping.

      A. The Administrator shall record the issuance of Fund Creation Baskets and maintain, pursuant to Rule 17Ad-14(e) under the Securities Exchange Act of 1934, as amended, a record of the total number of Fund Creation Baskets that are authorized, based upon data provided to Administrator by the Trust, issued and outstanding. The Administrator shall also provide the Trust on a regular basis with the total number of Fund Units authorized, issued and outstanding; provided however that the Administrator shall not be responsible for monitoring the issuance of such Units or compliance with any laws relating to the validity of the issuance or the legality of the sale of such Units.


By: /s/ James R. Kent
    -----------------------------------
Name:  James R. Kent
Title: Managing Director
Date:  June 22, 2007


By: /s/ Howard Mah
    ---------------------------------
Name:  Howard Mah
Title: Secretary & Chief Compliance Officer
Date:  June 22, 2007

                                   APPENDIX B
                        ADMINISTRATIVE AGENCY AGREEMENT

                           List of Authorized Persons

1. All Authorized Purchasers.

2. The Trust

3. Ameristock Corporation








By: /s/ James R. Kent
    -----------------------------------
Name:  James R. Kent
Title: Managing Director
Date:  June 22, 2007


By: /s/ Howard Mah
    ---------------------------------
Name:  Howard Mah
Title: Secretary & Chief Compliance Officer
Date:  June 22, 2007

                                  APPENDIX C TO

                         ADMINISTRATIVE AGENCY AGREEMENT

                               AUTHORIZED SOURCES

The Trust hereby acknowledge that the Administrator is authorized to use the following authorized sources for financial reporting, pricing (including corporate actions, dividends and rights offering), and foreign exchange quotations, to assist it in fulfilling its obligations under the aforementioned Agreement.

BLOOMBERG
EXTEL (LONDON)
FUTURES COMMISSION MERCHANTS
FUND MANAGERS
INTERACTIVE DATA CORPORATION
BROKERS
REUTERS
SUBCUSTODIAN BANKS
TELEKURS
VALORINFORM (GENEVA)
REPUTABLE FINANCIAL PUBLICATIONS
STOCK EXCHANGES
FINANCIAL INFORMATION INC. CARD
JJ KENNY
FRI CORPORATION



By: /s/ James R. Kent
    -----------------------------------
Name:  James R. Kent
Title: Managing Director
Date:  June 22, 2007


By: /s/ Howard Mah
    ---------------------------------
Name:  Howard Mah
Title: Secretary & Chief Compliance Officer
Date:  June 22, 2007

                                   APPENDIX D

                              BBH Pricing Policies